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As filed with the Securities and Exchange Commission on January 25, 2006

Post-Effective Amendment No. 1 to Registration No. 333-131260

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FOUNDATION COAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1221 (Primary Standard Industrial Classification Code Number)	42-1638663 (I.R.S. Employer Identification No.)

999 Corporate Boulevard
Suite 300
Linthicum Heights, Maryland 21090-2227
(410) 689-7600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Greg A. Walker, Esq.
General Counsel
Foundation Coal Holdings, Inc.
999 Corporate Boulevard
Suite 300
Linthicum Heights, Maryland 21090-2227
(410) 689-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Edward P. Tolley III, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

EXPLANATORY NOTE

        This Registration Statement on Form S-3/A, which constitutes Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-131260) of Foundation Coal Holdings, Inc. is filed pursuant to Rule 462(d) under Securities Act solely to add exhibits to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

        A list of exhibits filed with this registration statement on Form S-3/A is set forth in the Exhibit Index and is incorporated into this Item 16 by reference.

II-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Linthicum Heights, State of Maryland, on January 25, 2006.

Foundation Coal Holdings, Inc.
By:	/s/ FRANK J. WOOD Name: Frank J. Wood Title: Senior Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 25, 2006.

Signature	Title

* James F. Roberts	President, Chief Executive Officer and Director (Principal Executive Officer)
* Frank J. Wood	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* David I. Foley	Director
* Alex T. Krueger	Director
* William E. Macaulay	Chairman of the Board and Director
* Prakash A. Melwani	Director
* P. Michael Giftos	Director
* William J. Crowley, Jr.	Director
* Joel Richards, III	Director
* Robert C. Scharp	Director
*By Power of Attorney
/s/ FRANK J. WOOD Frank J. Wood	Attorney-in-fact

II-2

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
2.1	**	Stock Purchase Agreement, dated as of May 24, 2004, between RAG Coal International AG and Foundation Coal Corporation (formerly known as American Coal Acquisition Corp.)
2.2	**	Agreement and Plan of Merger, dated as of August 9, 2004, between Foundation Coal Holdings, LLC and Foundation Coal Holdings, Inc.
4.1	**	Form of certificate of Foundation Coal Holdings, Inc. common stock
4.2	**	Amended and Restated Stockholders Agreement, dated as of October 4, 2004, by and among Foundation Coal Holdings, Inc., Blackstone FCH Capital Partners IV, L.P., Blackstone Family Investment Partnership IV-A L.P., First Reserve Fund IX, L.P., AMCI Acquisition, LLC and the management stockholders parties thereto
5.1	***	Form of Opinion of Simpson Thacher & Bartlett LLP
5.2		Opinion of Simpson Thacher & Bartlett LLP
23.1	***	Form of consent of Simpson Thacher & Bartlett LLP (included as part of the form of opinion filed as Exhibit 5.1 hereto)
23.2	***	Consent of Ernst & Young LLP
23.3		Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.2 hereto)
24	***	Powers of Attorney (included on the signature of this registration statement)

*
To be filed by amendment or as an exhibit to a document to be incorporated by reference herein if the common stock is sold through one or more underwriters.
**
Incorporated by reference from the corresponding numbered exhibit of the Company's Registration Statement on Form S-1 (File No. 333-118422).
***
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 16. Exhibits and Financial Statement Schedules.
SIGNATURES
EXHIBIT INDEX